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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549


                                 FORM 8-A/A

             FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                 PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                              AMENDMENT NO. 2

                                 CALMAT CO.
           (Exact name of registrant as specified in its charter)


          DELAWARE                                       95-0645790
   (State of incorporation                             (IRS Employer
       or organization)                              Identification No.)

      3200 San Fernando Road                               90065
      Los Angeles, California                           (Zip Code)
(address of principal executive offices)


Securities to be registered pursuant to Section 12(b) of the Act:


                                                  Name of exchange on
          Title of each Class                    which each class is to
          to be so registered                        be registered

Class A Common Stock Purchase Rights           New York Stock Exchange
                                               Pacific Stock Exchange

          If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

          If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

          Securities Act registration statement file number to which this form relates:

          ...............(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                                    None
                              (Title of Class)

          Item 1 of Form 8-A dated September 28, 1987 (as amended through September 30, 1997, the "Form 8-A"), of CalMat Co. is hereby amended as follows:

ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          Item 1 of the Form 8-A is hereby amended by deleting the second sentence of the first paragraph thereof and replacing it with the following:

The Rights will be represented by the Common Stock certificates and will not be exercisable, or transferable apart from the Common Stock, until the earlier of (i) the tenth day after the public announcement that a person or group has acquired beneficial ownership of 25% or more of the Common Stock or (ii) the close of business on such date, if any, as may be designated by the Board of Directors of the Company after a person or group commences, or announces an intention to commence, a tender or exchange offer the consummation of which would give such person or group beneficial ownership of 30% or more of the Common Stock (the earlier of (i) and (ii) being referred to herein as the "Distribution Date").

          Item 1 of the Form 8-A is hereby further amended by adding the following paragraph at the end of Item 1 of the Form 8-A:

          On November 14, 1998, CalMat Co. (the "Company") executed Amendment No. 3 (the "Amendment") to the Rights Agreement, dated as of September 22, 1987 (as amended, the "Rights Agreement"), between the Company and First Chicago Trust Company of New York, as Rights Agent. The Amendment provides that neither Vulcan Materials Company, a New Jersey corporation ("Parent"), ALB Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), any of their respective Affiliates or Associates nor any of their respective permitted assignees or transferees will become an Acquiring Person (as that term is defined in the Rights Agreement) as a result of the occurrence of any of the following: (i) the commencement of the Offer (as defined in the Agreement and Plan of Merger dated as of November 14, 1998, among Parent, Merger Sub and the Company (the "Merger Agreement")), (ii) the approval, execution or delivery of the Merger Agreement, (iii) the acquisition of shares of Common Stock pursuant to the Offer or (iv) the consummation of the Merger (as defined in the Merger Agreement). The Amendment further provides that, despite the occurrence of any of the events described under
(i), (ii), (iii) or (iv) above, a Distribution Date (as defined in the Rights Agreement) will not occur, no Rights will separate from the shares of Common Stock or otherwise become exercisable and no adjustment will be made pursuant to Sections 11 or 13 of the Rights Agreement.

          The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is attached hereto as Exhibit A and is incorporated herein by reference, and to the Rights Agreement which was attached as an exhibit to the Form 8-A filed on September 28, 1987 and which is incorporated herein by reference.

ITEM 2.  EXHIBITS.

          1. Rights Agreement, dated as of September 22, 1987, between the Company and Security Pacific National bank, as Rights Agent. (filed as
Exhibit 1 to the Company's Registration Statement on Form 8-A dated September 22, 1987 and filed on September 28, 1987 and incorporated by reference herein).

          2. Amendment No. 1 to the Rights Agreement, dated as of October 26, 1992, between the Company and Bank of America, N.T. & S.A., formerly known as Security Pacific National Bank, as rights agent (filed as Exhibit
4.2 to the Company's 1992 Annual Report on Form 10-K, incorporated by reference herein).

          3. Amendment No. 2 to the Rights Agreement, dated as of July 22, 1997, between the Company and First Chicago Trust Company of New York, as rights agent. (Filed as Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q, filed on August 12, 1997 and incorporated by reference herein).

          4. Amendment No. 3 to the Rights Agreement, dated as of November 14, 1998, between the Company and First Chicago Trust Company of New York, as rights agent (filed herewith).

                                 SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned hereunto duly authorized.



Date:  November 16, 1998      CALMAT CO.
                              (Registrant)



                              By: /s/ Paul Stanford
                                 -----------------------------
                                 Name:  Paul Stanford
                                 Title: Executive Vice President,
                                        General Counsel and
                                        Secretary

                               EXHIBIT INDEX


Exhibit No.                Description

Index

   1. Rights Agreement, dated as of September 22, 1987, between the Company and Security Pacific National bank, as Rights Agent. (filed as Exhibit 1 to the Company's Registration Statement on Form 8-A dated September 22, 1987 and filed on September 28, 1987 and incorporated by reference herein).

   2. Amendment No. 1 to the Rights Agreement, dated as of October 26, 1992, between the Company and Bank of America, N.T. & S.A., formerly known as Security Pacific National Bank, as rights agent (filed as Exhibit 4.2 to the Company's 1992 Annual Report on Form 10-K, incorporated by reference herein).

   3. Amendment No. 2 to the Rights Agreement, dated as of July 22, 1997, between the Company and First Chicago Trust Company of New York, as rights agent. (Filed as Exhibit 4.3 to the Company's Quarterly Report on Form 10-Q, filed on August 12, 1997 and incorporated by reference herein).

   4. Amendment No. 3 to the Rights Agreement, dated as of November 14, 1998, between the Company and First Chicago Trust Company of New York, as rights agent (filed herewith).